Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Offering Statement on Form 1-A POS of RoyaltyTraders LLC of the Armanino, LLP audit report dated April 28, 2023, relating to the financial statements of RoyaltyTraders LLC as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 18, 2021 (inception) through December 31, 2021, which appear in this Offering Statement on Form 1-A POS.

/s/ Armanino LLP
St. Louis, Missouri
July 18, 2023